Exhibit 5.1

Alston&Bird llp

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax:404-881-7777

www.alston.com

September 23, 2015

Seacoast Banking Corporation of Florida

815 Colorado Avenue

Stuart, Florida 34994

Re:	Amendment No. 1 to Shelf Registration Statement on Form S-3, filed with the Securities and Exchange Commission on September 23, 2015, File No. 333-206588

Ladies and Gentlemen:

We have acted as counsel to Seacoast Banking Corporation, a Florida corporation (the “Company”), in connection with the preparation and filing of the Company’s above-referenced Amendment No. 1 to the Shelf Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is furnished pursuant to Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of Regulation S-K under the Securities Act.

The Registration Statement relates to the proposed issuance and sale by CapGen Capital Group III LP (the “Selling Stockholder”) from time to time pursuant to Rule 415 under the Securities Act of 7,963,141 shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”).

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, including, without limitation, the organizational documents of the Company, resolutions adopted by the Board of Directors of the Company (the “Board”), certificates of officers and representatives of the Company (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based), certificates of public officials, the Registration Statement and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. We have also made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinions set forth herein.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Atlanta • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

To the extent that the obligations of the Company under any agreement may be dependent upon such matters, we assume for purposes of this opinion that: (i) the other party or parties to such agreement is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the other party or parties to such agreement is duly qualified to engage in the activities contemplated by the agreement, as applicable; (iii) the agreement has been duly authorized, executed and delivered by the other party or parties to such agreement, as applicable, and constitutes the valid and binding obligation of the other party or parties to such agreement, as applicable, enforceable against the other party or parties to such agreement, as applicable, in accordance with its terms; (iv) the other party or parties to such agreement is in compliance, with respect to any actions the other party to such agreement may take under such agreement, as applicable, with all applicable laws and regulations; and (v) the other party or parties to such agreement has the requisite organizational and legal power and authority to perform its obligations under such agreement, as applicable.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that the Common Stock has been duly authorized by the Company and are legally issued, fully paid and non-assessable.

We express no opinion herein as to any obligations that parties other than the Company may have under or in respect of the Common Stock or as to the effect that their performance of such obligations may have upon any of the matters referred to herein.

Our opinions set forth herein are limited to the laws of the State of New York (as related to the enforceability of the documents, agreements and instruments referred to herein), the Florida Business Corporation Act (the “FBCA”) and the federal laws of the United States of America to the extent referred to specifically herein, and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules or regulations.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated in the paragraph above. Our opinion expressed herein is made as of the date hereof, and we disclaim any obligation and undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this law firm under the heading “Legal Matters” in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act or that we are otherwise within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Alston & Bird LLP
Alston & Bird LLP